Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:

Doug Shepard

Harte Hanks

Executive Vice President and Chief Financial Officer

(210) 829-9120

Doug.Shepard@hartehanks.com

HARTE HANKS ANNOUNCES THE SALE OF ITS B2B RESEARCH BUSINESSES

NEW YORK, NY — April 14, 2015 — Harte Hanks (NYSE: HHS), a leader in developing customer relationships, experiences and defining interaction led marketing, today announced it has entered into a definitive agreement to sell its B2B research businesses, Aberdeen Group and Harte Hanks Market Intelligence, to subsidiaries of Halyard Capital.  The company intends to use the proceeds from the transaction to support its strategic development.  Aberdeen Group and Harte Hanks Market Intelligence represented less than 5% of Harte Hanks’ total 2014 revenues.  The company expects to take a pretax charge of approximately $10 million in the second quarter for the sale.

Robert Philpott, Harte Hanks’ Chief Executive Officer, commented, “When we announced our corporate strategy last year, we described our ambition to become a leader in Customer Interaction.  As part of this re-focusing of our core activities we recognized the need to acquire significant new capabilities and to divest a small percentage of our existing operations. In combination with the previously announced 3Q Digital acquisition, the sale of Aberdeen Group and Harte Hanks Market Intelligence emphasizes the continued excellent progress we are making towards our strategic goal.   The expected positive impact of these actions on our financial performance underscores our commitment to delivering enhanced stockholder value and executing against our stated objectives. I want to thank our employees at Aberdeen Group and Harte Hanks Market Intelligence for their years of service and the contributions they have made to Harte Hanks. I wish them well in the next stage of their development.”

About Harte Hanks

Harte Hanks partners with clients to deliver relevant, connected and quality customer interactions. Our unique approach starts with discovery and learning; leading to customer journey mapping, creative and content development, analytics and data management; and ends with execution and support in a variety of digital and traditional channels. We do something powerful, we produce engaging and memorable customer interactions to drive business results for our clients, which is why Harte Hanks is famous for developing better customer relationships, experiences and defining interaction led marketing. For more information, visit the Harte Hanks website at www.hartehanks.com, call (800) 456-9748, emailpr@hartehanks.com or follow us on Twitter @hartehanks or Facebook at https://www.facebook.com/HarteHanks.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about the  use of proceeds and expected positive financial effects of the transactions described. A number of risks and uncertainties could cause a different use of proceeds, or cause actual results to differ materially from currently anticipated results (including risks and uncertainties relating to divestiture costs, retained liabilities and market reactions). Additional important factors and information regarding Harte Hanks that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in our Annual Report on Form 10-K, as filed with the SEC and available in the “Investors” section of our website under the heading “Financials & Filings.”  We specifically disclaim any obligation to update these forward-looking statements in the future even if circumstances change and, therefore, you should not rely on these forward-looking statements as representing our views after today.

As used herein, “Harte Hanks” refers to Harte Hanks, Inc. and/or its applicable operating subsidiaries, as the context may require.  Harte Hanks’ logo and name are trademarks of Harte Hanks, and all other marks used herein are the property of their respective owners.